EXHIBIT 99.1

FTS Group to Restate Financial Statements Beginning with its Form 10-KSB for the Year ended December 31, 2005 and all Subsequent Quarterly Filings Due to Non
Cash  Reclassification  of  Warrants

TAMPA, FL--(MARKET WIRE)--December 15, 2006 -- FTS Group, Inc. (OTC BB:FLIP.OB -
News) an acquisition and development Company, today announced that after a review of its prior financial statements management has concluded that it must restate its prior financial statements beginning with its 2005 Form 10-KSB and all subsequent quarterly filings through the third quarter of this year due to a reclassification of warrants issued in December of 2005.

FTS Chairman and CEO Scott Gallagher stated "The issue that has generated the reclassification of non cash warrants and the necessary restatement is related to the financing closed in December of 2005. At the time we did not have enough authorized shares to issue shares underlying all of the warrants if hypothetically, the warrants had been exercised prior to our request to increase our authorized shares being approved. Even though we believe the transactions were initially classified correctly based on the language of the warrant contracts, after a further review of accounting issues surrounding EITF 00-19 and FASB statement 133, management has decided to reclassify the treatment of the warrants from equity to liability. . Therefore we will be restating our 2005 Form 10-KSB for the period ended December 31, 2005, our Form 10-QSB for the period ended March 31, 2006, our Form 10-QSB for the period ended June 30, 2006 and finally our Form 10-QSB for the period ended September 30, 2006. On October 20, 2006, we gained shareholder approval to increase our authorized shares.
Thus, at the end of 2006, the warrants will be reclassified again to the previous classification. None of these changes will have any impact on our sales or earnings in the previous statements. We appreciate your patience as we attempt to comply with these ever changing rules and classifications." Investors are directed to review "Note 2" to all of the restated financials for detailed information on the reclassification of the warrants and how they affect the restated financials. In addition the Company would like to remind investors that amended filings such as an 8K/A or 10K/A are "amended" filings. They contain language from the filing at the time the filing was made. They do not imply that unamended language is "current," for instance if a contract was pending when an 8K was filed and signed months later the 8K/A or "amended" filing will still have language relating to the contract status at the time of the filing. Please carefully review any amended SEC filings which are available for review at www.SEC.gov.

This press release may contain forward-looking statements that involve risks and uncertainties. The Company generally uses words such as "believe," "may,"
"could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in its Form 10-KSB and other reports filed with the Securities and Exchange Commission. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and the Company's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.